WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, First Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, July 23, 2024: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and six months ended June 30, 2024. For the three months ended June 30, 2024, the Company reported net income of $3.5 million, or $0.17 per diluted share, compared to net income of $2.8 million, or $0.13 per diluted share, for the three months ended June 30, 2023. On a linked quarter basis, net income was $3.5 million, or $0.17 per diluted share, as compared to net income of $3.0 million, or $0.14 per diluted share, for the three months ended March 31, 2024. For the six months ended June 30, 2024, net income was $6.5 million, or $0.31 per diluted share, compared to net income of $8.1 million, or $0.37 per diluted share, for the six months ended June 30, 2023.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about August 21, 2024 to shareholders of record on August 7, 2024.

James C. Hagan, President and Chief Executive Officer, commented, “It has been widely publicized that the economy and the banking industry is in the midst of the longest inverted yield curve in U.S. history, which continues to create net interest margin compression and funding challenges for banks across the country, including Western New England Bancorp. We believe our Company continues to be well positioned with strong capital and access to liquidity to sustain us through this unprecedented interest rate cycle. Our quarterly financial performance has been largely impacted by higher funding costs in response to the sustained increase in interest rates over the last 18-24 months. As we continue to manage the balance sheet in this uncertain environment, we are also focused on expense management initiatives to mitigate top line pressures and improve efficiencies over the long-term. The Company also continues to focus on our loan and deposit growth initiatives and retention of our customers. Total deposits increased $28.1 million, or 1.3%, from year-end and our asset quality remains strong, with nonperforming loans to total loans of 0.29% at June 30, 2024.”

Hagan concluded, “The Company is considered to be well-capitalized as defined by the regulators and we remain disciplined in our capital management strategies. During the six months ended June 30, 2024, we repurchased approximately 470,000 shares of the Company’s common stock at an average price per share of $7.32. We continue to believe that buying back shares represents a prudent use of the Company’s capital and we are pleased to be able to continue to return value to shareholders through share repurchases. On May 22, 2024, as previously announced, the Board of Directors authorized a new repurchase plan under which the Company may purchase up to 1.0 million shares, or approximately 4.6%, of the Company’s outstanding shares. We remain focused and well positioned to serve our community today and in the future and to enhance shareholder value.”

Key Highlights:

Loans and Deposits

At June 30, 2024, total loans were $2.0 billion and decreased $1.1 million, or 0.1%, from December 31, 2023. The decrease in total loans was due to a decrease in commercial real estate loans of $23.2 million, or 2.1%, a decrease in commercial and industrial loans of $1.1 million, or 0.5%, partially offset by an increase in residential real estate loans, including home equity loans, of $23.8 million, or 3.3%.

At June 30, 2024, total deposits were $2.2 billion and increased $28.1 million, or 1.3%, from December 31, 2023. Core deposits, which the Company defines as all deposits except time deposits, decreased $32.3 million, or 2.1%, from $1.5 billion, or 71.5% of total deposits, at December 31, 2023, to $1.5 billion, or 69.1% of total deposits at June 30, 2024. The loan-to-deposit ratio decreased from 94.6% at December 31, 2023 to 93.3% at June 30, 2024.

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Liquidity

The Company’s liquidity position remains strong with solid core deposit relationships, cash, unencumbered securities, a diversified deposit base and access to diversified borrowing sources. At June 30, 2024, the Company had $1.1 billion in immediately available liquidity, compared to $574.4 million in uninsured deposits, or 26.4% of total deposits, representing a coverage ratio of 186%. Uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (“ICS”) account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (“CDARS”). IntraFi allows for up to $250.0 million per customer of pass-through FDIC insurance, which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance.

Allowance for Loan Losses and Credit Quality

At June 30, 2024, the allowance for credit losses was $19.4 million, or 0.96% of total loans and 332.7% of nonperforming loans, compared to $20.3 million, or 1.00% of total loans and 315.6% of nonperforming loans at December 31, 2023. At June 30, 2024, nonperforming loans totaled $5.8 million, or 0.29% of total loans, compared to $6.4 million, or 0.32% of total loans, at December 31, 2023. Total delinquent loans decreased $449,000, or 7.4%, from $6.0 million, or 0.30% of total loans, at December 31, 2023 to $5.6 million, or 0.27% of total loans, at June 30, 2024. At June 30, 2024 and December 31, 2023, the Company did not have any other real estate owned.

Net Interest Margin

The net interest margin was 2.42% for the three months ended June 30, 2024 compared to 2.57% for the three months ended March 31, 2024. The net interest margin, on a tax-equivalent basis, was 2.44% for the three months ended June 30, 2024, compared to 2.59% for the three months ended March 31, 2024.

Stock Repurchase Program

On June 10, 2024, the Company announced the completion of its previously authorized stock repurchase plan (the “2022 Plan”) pursuant to which the Company was authorized to repurchase up to 1.1 million shares, or approximately 5% of its outstanding common stock, as of the date the 2022 Plan was adopted. On May 22, 2024, the Board of Directors authorized a new stock repurchase plan (the “2024 Plan”) under which the Company may repurchase up to 1.0 million shares, or approximately 4.6%, of the Company’s outstanding shares of common stock. During the three months ended June 30, 2024, the Company repurchased 206,600 shares of common stock under the 2022 Plan, with an average price per share of $6.64 and 63,241 shares of common stock under the 2024 Plan, with an average price per share of $6.57. During the six months ended June 30, 2024, the Company repurchased 469,841 shares of common stock with an average price per share of $7.32. As of June 30, 2024, there were 936,759 shares of common stock available for repurchase under the 2024 Plan.

The table below breaks out the shares repurchased under the 2022 Plan and 2024 Plan for the period noted:

	Shares Repurchased	Price per Share	Shares Available Under Plan(s)
Three months ended March 31, 2024:
2022 Plan	200,000	$8.26	206,600

Three months ended June 30, 2024:
2022 Plan	206,600	$6.64	—
2024 Plan	63,241	6.57	936,759
Total	269,841	$6.62	936,759
Total for the six months ended June 30, 2024:	469,841	$7.32	936,759

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The repurchase of shares under the stock repurchase program is administered through an independent broker. The shares of common stock repurchased under the 2024 Plan have been and will continue to be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2024 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Book Value and Tangible Book Value

The Company’s book value per share was $11.07 at June 30, 2024 compared to $10.96 at December 31, 2023, while tangible book value per share, a non-GAAP financial measure, increased $0.11, or 1.1%, from $10.30 at December 31, 2023 to $10.41 at June 30, 2024. See pages 18-20 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Net Income for the Three Months Ended June 30, 2024 Compared to the Three Months Ended March 31, 2024

The Company reported net income of $3.5 million, or $0.17 per diluted share, for the three months ended June 30, 2024, compared to net income of $3.0 million, or $0.14 per diluted share, for the three months ended March 31, 2024. Net interest income decreased $876,000, or 5.7%, the reversal of credit losses decreased $256,000, or 46.5%, non-interest income increased $1.2 million, or 43.4%, and non-interest expense decreased $468,000, or 3.2%. Return on average assets and return on average equity were 0.55% and 6.03%, respectively, for the three months ended June 30, 2024, compared to 0.47% and 5.04%, respectively, for the three months ended March 31, 2024.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income, our primary driver of revenues, decreased $876,000, or 5.7%, to $14.5 million for the three months ended June 30, 2024, from $15.3 million for the three months ended March 31, 2024. The decrease in net interest income was primarily due to an increase in interest expense of $1.1 million, or 9.5%, partially offset by an increase in interest income of $198,000, or 0.7%. The increase in interest expense was a result of competitive pricing on deposits due to the continued high interest rate environment and the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits.

The net interest margin was 2.42%, for the three months ended June 30, 2024, compared to 2.57% for the three months ended March 31, 2024. The net interest margin, on a tax-equivalent basis, was 2.44% for the three months ended June 30, 2024, compared to 2.59% for the three months ended March 31, 2024. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities, which was partially offset by an increase in the average yield on interest-earning assets.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.49% for the three months ended June 30, 2024, compared to 4.45% for the three months ended March 31, 2024. The average loan yield, without the impact of tax-equivalent adjustments, was 4.85% for the three months ended June 30, 2024, compared to 4.82% for the three months ended March 31, 2024. During the three months ended June 30, 2024, average interest-earning assets decreased $2.5 million, or 0.1% to $2.4 billion, primarily due to an decrease in average loans of $4.6 million, or 0.2% and a decrease in average securities of $4.6 million, or 1.3%, partially offset by an increase in short-term investments, consisting of cash and cash equivalents, of $4.9 million, or 52.7%, and an increase in average other investments of $1.8 million, or 14.7%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 19 basis points from 1.97% for the three months ended March 31, 2024 to 2.16% for the three months ended June 30, 2024. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 11 basis points to 0.87% for the three months ended June 30, 2024, from 0.76% for the three months ended March 31, 2024. The average cost of time deposits increased 27 basis points from 4.12% for the three months ended March 31, 2024 to 4.39% for the three months ended June 30, 2024. The average cost of borrowings, including subordinated debt, increased nine basis points from 4.91% for the three months ended March 31, 2024 to 5.00% for the three months ended June 30, 2024. Average demand deposits, an interest-free source of funds, decreased $8.9 million, or 1.6%, from $557.7 million, or 26.1% of total average deposits, for the three months ended March 31, 2024, to $548.8 million, or 25.7% of total average deposits, for the three months ended June 30, 2024.

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Provision for (Reversal of) Credit Losses

During the three months ended June, 30, 2024, the Company recorded a reversal of credit losses of $294,000, compared to a reversal for credit losses of $550,000 during the three months ended March 31, 2024. The provision for credit losses includes a $430,000 reversal of credit losses on loans and a $136,000 provision for unfunded commitments, primarily due to the impact of increased unfunded loan commitments. Total unfunded loan commitments increased $11.9 million, or 7.9%, to $161.8 million at June 30, 2024 from $149.9 million at March 31, 2024. The increase was primarily due to changes in the economic environment and related adjustments to the quantitative components of the CECL methodology. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

During the three months ended June 30, 2024, the Company recorded net charge-offs of $10,000, compared to net recoveries of $67,000, for the three months ended March 31, 2024.

Non-Interest Income

On a sequential quarter basis, non-interest income increased $1.2 million, or 43.4%, to $3.8 million for the three months ended June 30, 2024, from $2.7 million for the three months ended March 31, 2024. Service charges and fees on deposits increased $122,000, or 5.5%, from the three months ended March 31, 2024 to $2.3 million for the three months ended June 30, 2024. Income from bank-owned life insurance (“BOLI”) increased $49,000, or 10.8%, from the three months ended March 31, 2024 to $502,000, for the three months ended June 30, 2024. During the three months ended June 30, 2024, the Company reported a gain on non-marketable equity investments of $987,000 and did not have comparable gains or losses from non-marketable equity investments during the three months ended March 31, 2024. During the three months ended June 30, 2024, the Company reported an unrealized gain on marketable equity securities of $4,000, compared to an unrealized gain of $8,000 during the three months ended March 31, 2024.

Non-Interest Expense

For the three months ended June 30, 2024, non-interest expense decreased $468,000, or 3.2%, to $14.3 million from $14.8 million for the three months ended March 31, 2024. Salaries and employee benefits decreased $343,000, or 4.2%, to $7.9 million. Occupancy expense decreased $145,000, or 10.6%, due to a decrease in snow removal costs of $110,000, software related expenses decreased $133,000, or 19.0%, data processing expense decreased $16,000, or 1.9%, FDIC insurance expense decreased $87,000, or 21.2%, advertising expense decreased $10,000, or 2.9%, and furniture and equipment expense decreased $1,000, or 0.2%. Debit card and ATM processing fees increased $91,000, or 16.5%, professional fees increased $12,000, or 2.1%, and other non-interest expense increased $164,000, or 13.1%, during the same period.

For the three months ended June 30, 2024, the efficiency ratio was 78.2%, compared to 82.0% for the three months ended March 31, 2024. The decrease in the efficiency ratio was driven by the gain on non-marketable equity investments of $987,000 recognized during the three months ended June 30, 2024. For the three months ended June 30, 2024, the adjusted efficiency ratio, a non-GAAP financial measure, was 82.7% compared to 82.0% for the three months ended March 31, 2024. The increase in the non-GAAP efficiency ratio was driven by lower revenues, defined as the sum of net interest income and non-interest income, during the three months ended June 30, 2024, compared to the three months ended March 31, 2024. See pages 18-20 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

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Income Tax Provision

Income tax expense for the three months ended June 30, 2024 was $771,000, or an effective tax rate of 18.0%, compared to $827,000, or an effective tax rate of 21.8%, for the three months ended March 31, 2024.

Net Income for the Three Months Ended June 30, 2024 Compared to the Three Months Ended June 30, 2023.

The Company reported net income of $3.5 million, or $0.17 per diluted share, for the three months ended June 30, 2024, compared to net income of $2.8 million, or $0.13 per diluted share, for the three months ended June 30, 2023. Net interest income decreased $2.4 million, or 14.1%, non-interest income increased $2.2 million, non-interest expense decreased $237,000, or 1.6%, and provision for credit losses decreased $714,000, during the same period. Return on average assets and return on average equity were 0.55% and 6.03%, respectively, for the three months ended June 30, 2024, compared to 0.43% and 4.72%, respectively, for the three months ended June 30, 2023.

Net Interest Income and Net Interest Margin

Net interest income decreased $2.4 million, or 14.1%, to $14.5 million, for the three months ended June 30, 2024, from $16.8 million for the three months ended June 30, 2023. The decrease in net interest income was due to an increase in interest expense of $4.4 million, or 54.9%, partially offset by an increase in interest and dividend income of $2.0 million, or 8.0%. Interest expense on deposits increased $4.3 million, or 70.3%, and interest expense on borrowings increased $103,000, or 5.4%. The increase in interest expense was a result of competitive pricing on deposits due to the continued higher interest rate environment and the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits.

The net interest margin was 2.42% for the three months ended June 30, 2024, compared to 2.81% for the three months ended June 30, 2023. The net interest margin, on a tax-equivalent basis, was 2.44% for the three months ended June 30, 2024, compared to 2.83% for the three months ended June 30, 2023. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities and the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits, which was partially offset by an increase in the average yield on interest-earning assets.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.49% for the three months ended June 30, 2024, compared to 4.14% for the three months ended June 30, 2023. The average loan yield, without the impact of tax-equivalent adjustments, was 4.85% for the three months ended June 30, 2024, compared to 4.49% for the three months ended June 30, 2023. During the three months ended June 30, 2024, average interest-earning assets decreased $4.4 million, or 0.2% to $2.4 billion, primarily due to a decrease in average securities of $19.7 million, or 5.3%, partially offset by an increase in average loans of $10.2 million, or 0.5%, an increase in short-term investments, consisting of cash and cash equivalents, of $4.0 million, or 38.8%, and an increase in average other investments of $1.0 million, or 7.5%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 77 basis points from 1.39% for the three months ended June 30, 2023 to 2.16% for the three months ended June 30, 2024. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 23 basis points to 0.87% for the three months ended June 30, 2024, from 0.64% for the three months ended June 30, 2023. The average cost of time deposits increased 165 basis points from 2.74% for the three months ended June 30, 2023 to 4.39% for the three months ended June 30, 2024. The average cost of borrowings, including subordinated debt, increased 12 basis points from 4.88% for the three months ended June 30, 2023 to 5.00% for the three months ended June 30, 2024. Average demand deposits, an interest-free source of funds, decreased $42.7 million, or 7.2%, from $591.4 million, or 27.6% of total average deposits, for the three months ended June 30, 2023, to $548.8 million, or 25.7% of total average deposits, for the three months ended June 30, 2024.

Provision for (Reversal of) Credit Losses

During the three months ended June, 30, 2024, the Company recorded a reversal of credit losses of $294,000, compared to a provision for credit losses of $420,000, during the three months ended June 30, 2023. The decrease was primarily due to changes in the economic environment and related adjustments to the quantitative components of the CECL methodology. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

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The Company recorded net charge-offs of $10,000 for the three months ended June 30, 2024, as compared to net recoveries of $25,000 for the three months ended June 30, 2023.

Non-Interest Income

Non-interest income increased $2.2 million, or 140.8%, to $3.8 million for the three months ended June 30, 2024, from $1.6 million for the three months ended June 30, 2023. During the three months ended June 30, 2024, service charges and fees on deposits increased $100,000, or 4.5%, income from BOLI increased $8,000, or 1.6%, from $494,000 for the three months ended June 30, 2023 to $502,000 for the three months ended June 30, 2024. During the three months ended June 30, 2024, the Company reported an unrealized gain on marketable equity securities of $4,000. The Company did not have comparable gains or losses during the same period in 2023. During the three months ended June 30, 2024, the Company reported a gain of $987,000 on non-marketable equity investments and did not have comparable gains or losses during the same period in 2023. During the three months ended June 30, 2023, the Company recorded a non-recurring final termination expense of $1.1 million related to the defined benefit pension plan (the “DB Plan”) termination.

Non-Interest Expense

For the three months ended June 30, 2024, non-interest expense decreased $237,000, or 1.6%, to $14.3 million from $14.6 million, for the three months ended June 30, 2023. The decrease in non-interest expense was due to a decrease in professional fees of $222,000, or 27.6%, a decrease in salaries and benefits of $188,000, or 2.3%, a decrease in other non-interest expense of $75,000, or 5.1%, and a decrease in furniture and equipment expense of $9,000, or 1.8%. These decreases were partially offset by an increase in debit card and ATM processing fees of $115,000, or 21.8%, an increase in data processing expense of $54,000, or 6.8%, an increase in software expense of $40,000, or 7.6%, an increase in FDIC insurance expense of $33,000, or 11.4%, and an increase in occupancy expense of $15,000, or 1.2%.

For the three months ended June 30, 2024, the efficiency ratio was 78.2%, compared to 78.9% for the three months ended June 30, 2023. For the three months ended June 30, 2024, the adjusted efficiency ratio, a non-GAAP financial measure, was 82.7% compared to 74.3% for the three months ended June 30, 2023. The adjusted efficiency ratio increase was driven by lower revenues, defined as the sum of net interest income and non-interest income, during the three months ended June 30, 2024 compared to the three months ended June 30, 2023. See pages 18-20 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended June 30, 2024 was $771,000, or an effective tax rate of 18.0%, compared to $704,000, or an effective tax rate of 20.3%, for the three months ended June 30, 2023.

Net Income for the Six Months Ended June 30, 2024 Compared to the Six Months Ended June 30, 2023

For the six months ended June 30, 2024, the Company reported net income of $6.5 million, or $0.31 per diluted share, compared to $8.1 million, or $0.37 per diluted share, for the six months ended June 30, 2023. Return on average assets and return on average equity were 0.51% and 5.53% for the six months ended June 30, 2024, respectively, compared to 0.64% and 6.98% for the six months ended June 30, 2023, respectively.

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Net Interest Income and Net Interest Margin

During the six months ended June 30, 2024, net interest income decreased $5.5 million, or 15.7%, to $29.8 million, compared to $35.4 million for the six months ended June 30, 2023. The decrease in net interest income was due to an increase in interest expense of $10.5 million, or 80.1%, partially offset by an increase in interest and dividend income of $5.0 million, or 10.2%. The $10.5 million, or 80.1%, increase in interest expense was primarily due to an increase in interest expense on deposits of $9.5 million, or 93.0%.

The net interest margin for the six months ended June 30, 2024 was 2.50%, compared to 2.97% during the six months ended June 30, 2023. The net interest margin, on a tax-equivalent basis, was 2.52% for the six months ended June 30, 2024, compared to 2.99% for the six months ended June 30, 2023. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities and the unfavorable shift in the deposit mix from low cost core to high cost time deposits, which was partially offset by an increase in the average yield on interest-earning assets.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.47% for the six months ended June 30, 2024, compared to 4.07% for the six months ended June 30, 2023. The average loan yield, without the impact of tax-equivalent adjustments, was 4.84% for the six months ended June 30, 2024, compared to 4.41% for the six months ended June 30, 2023. During the six months ended June 30, 2024, average interest-earning assets increased $2.5 million, or 0.1%, to $2.4 billion, from the same period in 2023. The increase was primarily due to an increase in average loans of $19.4 million, or 1.0%, and an increase in average short-term investments, consisting of cash and cash equivalents, of $3.7 million, or 45.8%, partially offset by a decrease in average securities of $21.3 million, or 5.6%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 92 basis points from 1.15% for the six months ended June 30, 2023 to 2.07% for the six months ended June 30, 2024. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 24 basis points to 0.82% for the six months ended June 30, 2024, from 0.58% for the six months ended June 30, 2023. The average cost of time deposits increased 199 basis points from 2.27% for the six months ended June 30, 2023 to 4.26% for the six months ended June 30, 2024. The average cost of borrowings, including subordinated debt, increased 10 basis points from 4.86% for the six months ended June 30, 2023 to 4.96% for the six months ended June 30, 2024. Average demand deposits, an interest-free source of funds, decreased $61.9 million, or 10.1%, from $615.2 million, or 28.3% of total average deposits, for the six months ended June 30, 2023, to $553.2 million, or 25.9% of total average deposits, for the six months ended June 30, 2024.

Provision for (Reversal of) Credit Losses

During the six months ended June 30, 2024, the Company recorded a reversal of credit losses of $844,000, compared to a provision for credit losses of $32,000 during the six months ended June 30, 2023. The decrease was primarily due to changes in the loan mix as well as economic environment and related adjustments to the quantitative components of the CECL methodology. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

The Company recorded net recoveries of $57,000 for the six months ended June 30, 2024, as compared to net charge-offs of $1.8 million for the six months ended June 30, 2023.

Non-Interest Income

For the six months ended June 30, 2024, non-interest income increased $1.9 million, or 42.4%, from $4.6 million during the six months ended June 30, 2023 to $6.5 million. During the same period, service charges and fees on deposits increased $132,000, or 3.0%, and income from BOLI increased $21,000, or 2.2%. During the six months ended June 30, 2024, the Company reported a gain of $987,000 on non-marketable equity investments, compared to a gain of $352,000, during the six months ended June 30, 2023. During the six months ended June 30, 2024, the Company reported a loss on the disposal of premises and equipment of $6,000 and did not have a comparable gain or loss during the six months ended June 30, 2023. In addition, during the six months ended June 30, 2024, the Company reported unrealized gains on marketable equity securities of $12,000, and did not have comparable gains or losses during the six months ended June 30, 2023. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes. During the six months ended June 30, 2023, the Company recorded a $1.1 million final termination expense related to the DB Plan termination. The Company did not have comparable income or expense during the six months ended June 30, 2024.

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Non-Interest Expense

For the six months ended June 30, 2024, non-interest expense decreased $351,000, or 1.2%, to $29.1 million, compared to $29.4 million for the six months ended June 30, 2023. The decrease in non-interest expense was primarily due to a decrease in professional fees of $410,000, or 26.3%, a decrease in salaries and employee benefits of $375,000, or 2.3%, a decrease in other non-interest expense of $173,000, or 6.1%, a decrease in advertising expense of $68,000, or 9.0%, and a decrease in furniture and equipment expense of $11,000, or 1.1%. These decreases were partially offset by an increase in software related expense of $225,000, or 21.7%, an increase in debit card and ATM processing fees of $177,000, or 17.4%, an increase in data processing expense of $163,000, or 10.6%, an increase in FDIC insurance expense of $91,000, or 14.2%, and an increase in occupancy expense of $30,000, or 1.2%. During the six months ended June 30, 2023, other non-interest expense included $154,000 in expense related to the DB Plan termination.

For the six months ended June 30, 2024, the efficiency ratio was 80.1%, compared to 73.8% for the six months ended June 30, 2023. For the six months ended June 30, 2024, the adjusted efficiency ratio, a non-GAAP financial measure, was 82.4%, compared to 72.3% for the six months ended June 30, 2023. The increase in the efficiency ratio and the adjusted efficiency ratio was driven by lower revenues, defined as the sum of net interest income and non-interest income, during the six months ended June 30, 2024, compared to the six months ended June 30, 2023. The adjusted efficiency ratio is a non-GAAP measure. See pages 18-20 for the related efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the six months ended June 30, 2024 was $1.6 million, representing an effective tax rate of 19.8%, compared to $2.4 million, representing an effective tax rate of 22.7%, for six months ended June 30, 2023, due to lower projected pre-tax income for the twelve months ended December 31, 2024.

Balance Sheet

At June 30, 2024, total assets were $2.6 billion, an increase of $21.5 million, or 0.8%, from December 31, 2023. The increase in total assets was primarily due to an increase in cash and cash equivalents of $24.6 million, or 85.4%, partially offset by a decrease in investment securities of $7.7 million, or 2.1%, and a decrease in total loans of $1.1 million, or 0.1%.

Investments

At June 30, 2024, the investment securities portfolio totaled $353.0 million, or 13.6% of total assets, compared to $360.7 million, or 14.1%, of total assets, at December 31, 2023. At June 30, 2024, the Company’s available-for-sale (“AFS”) securities portfolio, recorded at fair market value, decreased $2.0 million, or 1.5%, from $137.1 million at December 31, 2023 to $135.1 million. The held-to-maturity (“HTM”) securities portfolio, recorded at amortized cost, decreased $5.8 million, or 2.6%, from $223.4 million at December 31, 2023 to $217.6 million at June 30, 2024.

At June 30, 2024, the Company reported unrealized losses on the AFS securities portfolio of $31.7 million, or 19.0% of the amortized cost basis of the AFS securities portfolio, compared to unrealized losses of $29.2 million, or 17.5% of the amortized cost basis of the AFS securities at December 31, 2023. At June 30, 2024, the Company reported unrealized losses on the HTM securities portfolio of $40.2 million, or 18.5%, of the amortized cost basis of the HTM securities portfolio, compared to $35.7 million, or 16.0% of the amortized cost basis of the HTM securities portfolio at December 31, 2023.

8

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $4.3 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses with the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At June 30, 2024 and December 31, 2023, the Company did not record any credit impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The Company expects to strategically redeploy available cash flows from the securities portfolio to fund loan growth and deposit outflows.

Total Loans

At June 30, 2024, total loans decreased $1.1 million, or 0.1%, from December 31, 2023, to $2.0 billion. Commercial real estate loans decreased $23.2 million, or 2.1%, commercial and industrial loans decreased $1.1 million, or 0.5%, while residential real estate loans, including home equity loans, increased $23.8 million, or 3.3%.

The following table presents the summary of the loan portfolio by the major classification of the loan at the periods indicated:

	June 30, 2024	December 31, 2023
	(Dollars in thousands)

Commercial real estate loans:
Non-owner occupied	$864,603	$881,643
Owner-occupied	191,936	198,108
Total commercial real estate loans	1,056,539	1,079,751

Residential real estate loans:
Residential	631,997	612,315
Home equity	113,970	109,839
Total residential real estate loans	745,967	722,154

Commercial and industrial loans	216,300	217,447

Consumer loans	4,715	5,472
Total gross loans	2,023,521	2,024,824
Unamortized premiums and net deferred loans fees and costs	2,705	2,493
Total loans	$2,026,226	$2,027,317

9

Credit Quality

Management continues to closely monitor the loan portfolio for any signs of deterioration in borrowers’ financial condition and also in light of speculation that commercial real estate values may deteriorate as the market continues to adjust to higher vacancies and interest rates. We continue to proactively take steps to mitigate risk in our loan portfolio.

Total delinquency was $5.6 million, or 0.27% of total loans, at June 30, 2024, compared to $6.0 million, or 0.30% of total loans at December 31, 2023. At June 30, 2024, nonperforming loans totaled $5.8 million, or 0.29% of total loans, compared to $6.4 million, or 0.32% of total loans, at December 31, 2023. Total nonperforming assets totaled $5.8 million, or 0.23% of total assets, at June 30, 2024, compared to $6.4 million, or 0.25% of total assets, at December 31, 2023. At June 30, 2024 and December 31, 2023, there were no loans 90 or more days past due and still accruing interest. At June 30, 2024 and December 31, 2023, the Company did not have any other real estate owned.

At June 30, 2024, the allowance for credit losses as a percentage of total loans was 0.96%, compared to 1.00% at December 31, 2023. At June 30, 2024, the allowance for credit losses as a percentage of nonperforming loans was 332.7%, compared to 315.6% at December 31, 2023.

Total classified loans, defined as special mention and substandard loans, decreased $2.8 million, or 7.1%, from $39.5 million, or 1.9% of total loans, at December 31, 2023 to $36.7 million, or 1.8%, of total loans at June 30, 2024. We continue to maintain diversity among property types and within our geographic footprint. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation.

Deposits

Total deposits increased $28.1 million, or 1.3%, from $2.1 billion at December 31, 2023 to $2.2 billion at June 30, 2024. Core deposits, which the Company defines as all deposits except time deposits, decreased $32.3 million, or 2.1%, from $1.5 billion, or 71.5% of total deposits, at December 31, 2023, to $1.5 billion, or 69.1% of total deposits, at June 30, 2024. Non-interest-bearing deposits decreased $26.3 million, or 4.5%, to $553.3 million, money market accounts decreased $22.9 million, or 3.6%, to $611.5 million, savings accounts decreased $1.2 million, or 0.7%, to $186.2 million and interest-bearing checking accounts increased $18.1 million, or 13.8%, to $149.1 million. Time deposits increased $60.3 million, or 9.9%, from $611.4 million at December 31, 2023 to $671.7 million at June 30, 2024. Brokered time deposits, which are included in time deposits, totaled $1.7 million at June 30, 2024 and December 31, 2023.

The table below is a summary of our deposit balances for the periods noted:

	June 30, 2024	March 31, 2024	December 31, 2023
	(Dollars in thousands)
Core Deposits:
Demand accounts	$553,329	$559,928	$579,595
Interest-bearing accounts	149,100	125,377	131,031
Savings accounts	186,171	190,732	187,405
Money market accounts	611,501	624,474	634,361
Total Core Deposits	$1,500,101	$1,500,511	$1,532,392
Time Deposits:	671,708	643,236	611,352
Total Deposits:	$2,171,809	$2,143,747	$2,143,744

During the six months ended June 30, 2024, the Company continued to experience an unfavorable shift in deposit mix from low cost core deposits to high cost time deposits as customers continue to migrate to higher deposit rates. The Company continues to focus on the maintenance, development, and expansion of its core deposit base to meet funding requirements and liquidity needs, with an emphasis on retaining a long-term customer relationship base by competing for and retaining deposits in our local market. At June 30, 2024, the Bank’s uninsured deposits represented 26.4% of total deposits, compared to 26.8% at December 31, 2023.

10

FHLB and Subordinated Debt

At June 30, 2024, total borrowings decreased $1.9 million, or 1.2%, from $156.5 million at December 31, 2023 to $154.6 million. Short-term borrowings decreased $9.5 million, or 59.2%, to $6.6 million, compared to $16.1 million at December 31, 2023. Long-term borrowings increased $7.7 million, or 6.3%, from $120.6 million at December 31, 2023 to $128.3 million at June 30, 2024.

The Company utilized the Bank Term Funding Program (“BTFP”), which was created in March 2023 to enhance banking system liquidity by allowing institutions to pledge certain securities at par value and borrow at a rate of ten basis points over the one-year overnight index swap rate. The BTFP was available to federally insured depository institutions in the U.S., with advances having a term of up to one year with no prepayment penalties. The BTFP ceased extending new advances in March 2024. At December 31, 2023, the Company’s outstanding balance under the BTFP was $90.0 million. There were no outstanding balance under the BTFP at June 30, 2024.

At June 30, 2024 and December 31, 2023, borrowings also consisted of $19.7 million in fixed-to-floating rate subordinated notes. As of June 30, 2024, the Company had $437.4 million of additional borrowing capacity at the Federal Home Loan Bank, $403.8 million of additional borrowing capacity under the Federal Reserve Bank Discount Window and $25.0 million of other unsecured lines of credit with correspondent banks.

Capital

At June 30, 2024, shareholders’ equity was $236.5 million, or 9.1% of total assets, compared to $237.4 million, or 9.3% of total assets, at December 31, 2023. The decrease was primarily attributable to an increase in accumulated other comprehensive loss of $1.9 million, cash dividends paid of $3.0 million, repurchase of shares at a cost of $3.6 million, partially offset by net income of $6.5 million. At June 30, 2024, total shares outstanding were 21,357,849.

The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by regulators and internal Company targets. Total Risk-Based Capital Ratio was 14.7% at June 30, 2024 and December 31, 2023.  The Bank’s Tier 1 Leverage Ratio to adjusted average assets was 9.78% at June 30, 2024 and 9.62% at December 31, 2023.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

11

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, and business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	unpredictable changes in general economic conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;

•	the duration and scope of potential pandemics, including the emergence of new variants and the response thereto;

•	unstable political and economic conditions which could materially impact credit quality trends and the ability to generate loans and gather deposits;
•	inflation and governmental responses to inflation, including recent sustained increases and potential future increases in interest rates that reduce margins;

•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;

•	significant changes in accounting, tax or regulatory practices or requirements;

•	new legal obligations or liabilities or unfavorable resolutions of litigation;

•	disruptive technologies in payment systems and other services traditionally provided by banks;

•	the highly competitive industry and market area in which we operate;

•	changes in business conditions and inflation;

•	operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks;

•	failure or circumvention of our internal controls or procedures;

•	changes in the securities markets which affect investment management revenues;

•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;

•	the soundness of other financial services institutions which may adversely affect our credit risk;

•	certain of our intangible assets may become impaired in the future;

•	new lines of business or new products and services, which may subject us to additional risks;

•	changes in key management personnel which may adversely impact our operations;

•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and

•	other risk factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

12

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2024	2024	2023	2023	2023	2024	2023
INTEREST AND DIVIDEND INCOME:
Loans	$24,340	$24,241	$23,939	$23,451	$22,450	$48,581	$43,779
Securities	2,141	2,114	2,094	2,033	2,094	4,255	4,243
Other investments	148	136	140	166	146	284	252
Short-term investments	173	113	597	251	119	286	173
Total interest and dividend income	26,802	26,604	26,770	25,901	24,809	53,406	48,447

INTEREST EXPENSE:
Deposits	10,335	9,293	8,773	7,704	6,069	19,628	10,172
Short-term borrowings	186	283	123	117	646	469	1,349
Long-term debt	1,557	1,428	1,444	1,444	995	2,985	1,069
Subordinated debt	254	254	254	253	253	508	507
Total interest expense	12,332	11,258	10,594	9,518	7,963	23,590	13,097

Net interest and dividend income	14,470	15,346	16,176	16,383	16,846	29,816	35,350

(REVERSAL OF) PROVISION FOR CREDIT LOSSES	(294)	(550)	486	354	420	(844)	32

Net interest and dividend income after (reversal of) provision for credit losses	14,764	15,896	15,690	16,029	16,426	30,660	35,318

NON-INTEREST INCOME:
Service charges and fees on deposits	2,341	2,219	2,283	2,145	2,241	4,560	4,428
Income from bank-owned life insurance	502	453	432	454	494	955	934
Unrealized gain (loss) on marketable equity securities	4	8	(1)	—	—	12	—
Gain on non-marketable equity investments	987	—	—	238	—	987	352
Loss on disposal of premises and equipment	—	(6)	—	(3)	—	(6)	—
Loss on defined benefit plan termination	—	—	—	—	(1,143)	—	(1,143)
Gain on bank-owned life insurance death benefit	—	—	—	778	—	—	—
Total non-interest income	3,834	2,674	2,714	3,612	1,592	6,508	4,571

NON-INTEREST EXPENSE:
Salaries and employees benefits	7,901	8,244	7,739	7,955	8,089	16,145	16,520
Occupancy	1,218	1,363	1,198	1,159	1,203	2,581	2,551
Furniture and equipment	483	484	494	482	492	967	978
Data processing	846	862	788	824	792	1,708	1,545
Software	566	699	598	529	526	1,265	1,040
Debit/ATM card processing expense	643	552	559	562	528	1,195	1,018
Professional fees	581	569	674	643	803	1,150	1,560
FDIC insurance	323	410	338	341	290	733	642
Advertising	339	349	377	362	339	688	756
Other	1,414	1,250	2,020	1,261	1,489	2,664	2,837
Total non-interest expense	14,314	14,782	14,785	14,118	14,551	29,096	29,447

INCOME BEFORE INCOME TAXES	4,284	3,788	3,619	5,523	3,467	8,072	10,442

INCOME TAX PROVISION	771	827	1,108	1,033	704	1,598	2,375
NET INCOME	$3,513	$2,961	$2,511	$4,490	$2,763	$6,474	$8,067

Basic earnings per share	$0.17	$0.14	$0.12	$0.21	$0.13	$0.31	$0.37
Weighted average shares outstanding	21,056,173	21,180,968	21,253,452	21,560,940	21,634,683	21,118,571	21,666,713
Diluted earnings per share	$0.17	$0.14	$0.12	$0.21	$0.13	$0.31	$0.37
Weighted average diluted shares outstanding	21,163,762	21,271,323	21,400,664	21,680,113	21,648,235	21,217,543	21,682,402

Other Data:
Return on average assets (1)	0.55%	0.47%	0.39%	0.70%	0.43%	0.51%	0.64%
Return on average equity (1)	6.03%	5.04%	4.31%	7.60%	4.72%	5.53%	6.98%
Efficiency ratio	78.20%	82.03%	78.27%	70.61%	78.92%	80.10%	73.76%
Adjusted efficiency ratio (2)	82.68%	82.04%	78.26%	74.38%	74.31%	82.35%	72.33%
Net interest margin	2.42%	2.57%	2.64%	2.70%	2.81%	2.50%	2.97%
Net interest margin, on a fully tax-equivalent basis	2.44%	2.59%	2.66%	2.72%	2.83%	2.52%	2.99%

(1)	Annualized.
(2)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, loss on disposal of premises and equipment, and loss on defined benefit plan termination.

13

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Cash and cash equivalents	$53,458	$22,613	$28,840	$62,267	$31,689
Securities available-for-sale, at fair value	135,089	138,362	137,115	130,709	141,481
Securities held to maturity, at amortized cost	217,632	221,242	223,370	225,020	222,900
Marketable equity securities, at fair value	233	222	196	—	—
Federal Home Loan Bank of Boston and other restricted stock - at cost	7,143	3,105	3,707	3,063	3,226

Loans	2,026,226	2,025,566	2,027,317	2,014,820	2,015,593
Allowance for credit losses	(19,444)	(19,884)	(20,267)	(19,978)	(19,647)
Net loans	2,006,782	2,005,682	2,007,050	1,994,842	1,995,946

Bank-owned life insurance	76,100	75,598	75,145	74,713	75,554
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	1,625	1,719	1,813	1,906	2,000
Other assets	75,521	76,206	74,848	79,998	77,001
TOTAL ASSETS	$2,586,070	$2,557,236	$2,564,571	$2,585,005	$2,562,284

Total deposits	$2,171,809	$2,143,747	$2,143,744	$2,176,303	$2,157,974
Short-term borrowings	6,570	11,470	16,100	8,890	7,190
Long-term debt	128,277	120,646	120,646	121,178	121,178
Subordinated debt	19,731	19,722	19,712	19,702	19,692
Securities pending settlement	102	—	140	2,253	—
Other liabilities	23,104	25,855	26,820	25,765	22,252
TOTAL LIABILITIES	2,349,593	2,321,440	2,327,162	2,354,091	2,328,286

TOTAL SHAREHOLDERS' EQUITY	236,477	235,796	237,409	230,914	233,998
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,586,070	$2,557,236	$2,564,571	$2,585,005	$2,562,284

14

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Shares outstanding at end of period	21,357,849	21,627,690	21,666,807	21,927,242	22,082,403

Operating results:
Net interest income	$14,470	$15,346	$16,176	$16,383	$16,846
(Reversal of) provision for credit losses	(294)	(550)	486	354	420
Non-interest income	3,834	2,674	2,714	3,612	1,592
Non-interest expense	14,314	14,782	14,785	14,118	14,551
Income before income provision for income taxes	4,284	3,788	3,619	5,523	3,467
Income tax provision	771	827	1,108	1,033	704
Net income	3,513	2,961	2,511	4,490	2,763

Performance Ratios:
Net interest margin	2.42%	2.57%	2.64%	2.70%	2.81%
Net interest margin, on a fully tax-equivalent basis	2.44%	2.59%	2.66%	2.72%	2.83%
Interest rate spread	1.66%	1.85%	1.96%	2.07%	2.27%
Interest rate spread, on a fully tax-equivalent basis	1.67%	1.86%	1.98%	2.09%	2.29%
Return on average assets	0.55%	0.47%	0.39%	0.70%	0.43%
Return on average equity	6.03%	5.04%	4.31%	7.60%	4.72%
Efficiency ratio (GAAP)	78.20%	82.03%	78.27%	70.61%	78.92%
Adjusted efficiency ratio (non-GAAP) (1)	82.68%	82.04%	78.26%	74.38%	74.31%

Per Common Share Data:
Basic earnings per share	$0.17	$0.14	$0.12	$0.21	$0.13
Earnings per diluted share	0.17	0.14	0.12	0.21	0.13
Cash dividend declared	0.07	0.07	0.07	0.07	0.07
Book value per share	11.07	10.90	10.96	10.53	10.60
Tangible book value per share (non-GAAP) (2)	10.41	10.25	10.30	9.87	9.94

Asset Quality:
30-89 day delinquent loans	$3,270	$3,000	$4,605	$4,097	$4,092
90 days or more delinquent loans	2,280	1,716	1,394	1,527	1,324
Total delinquent loans	5,550	4,716	5,999	5,624	5,416
Total delinquent loans as a percentage of total loans	0.27%	0.23%	0.30%	0.28%	0.27%
Nonperforming loans	$5,845	$5,837	$6,421	$6,290	$5,755
Nonperforming loans as a percentage of total loans	0.29%	0.29%	0.32%	0.31%	0.29%
Nonperforming assets as a percentage of total assets	0.23%	0.23%	0.25%	0.24%	0.22%
Allowance for credit losses as a percentage of nonperforming loans	332.66%	340.65%	315.64%	317.62%	341.39%
Allowance for credit losses as a percentage of total loans	0.96%	0.98%	1.00%	0.99%	0.97%
Net loan charge-offs (recoveries)	$10	$(67)	$136	$78	$(25)
Net loan charge-offs (recoveries) as a percentage of average loans	0.00%	0.00%	0.01%	0.00%	0.00%

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, loss on disposal of premises and equipment, and loss on defined benefit plan termination.

(2)	Tangible book value per share (non-GAAP) represents the value of the Company’s tangible assets divided by its current outstanding shares.

15

The following table sets forth the information relating to our average balances and net interest income for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,017,127	$24,454	4.88%	$2,021,713	$24,351	4.84%	$2,006,909	$22,572	4.51%
Securities(2)	354,850	2,141	2.43	359,493	2,114	2.37	374,513	2,094	2.24
Other investments	14,328	148	4.15	12,494	136	4.38	13,329	146	4.39
Short-term investments(3)	14,328	173	4.86	9,386	113	4.84	10,326	119	4.62
Total interest-earning assets	2,400,633	26,916	4.51	2,403,086	26,714	4.47	2,405,077	24,931	4.16
Total non-interest-earning assets	156,701			154,410			154,490
Total assets	$2,557,334			$2,557,496			$2,559,567

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$131,449	253	0.77	$135,559	234	0.69	$143,547	248	0.69
Savings accounts	185,690	51	0.11	186,125	39	0.08	208,983	56	0.11
Money market accounts	622,062	2,930	1.89	626,267	2,587	1.66	701,116	2,330	1.33
Time deposit accounts	650,054	7,101	4.39	627,699	6,433	4.12	502,062	3,435	2.74
Total interest-bearing deposits	1,589,255	10,335	2.62	1,575,650	9,293	2.37	1,555,708	6,069	1.56
Borrowings	160,484	1,997	5.00	160,802	1,965	4.91	155,826	1,894	4.88
Interest-bearing liabilities	1,749,739	12,332	2.83	1,736,452	11,258	2.61	1,711,534	7,963	1.87
Non-interest-bearing deposits	548,781			557,711			591,437
Other non-interest-bearing liabilities	24,453			27,078			21,832
Total non-interest-bearing liabilities	573,234			584,789			613,269
Total liabilities	2,322,973			2,321,241			2,324,803
Total equity	234,361			236,255			234,764
Total liabilities and equity	$2,557,334			$2,557,496			$2,559,567
Less: Tax-equivalent adjustment(2)		(114)			(110)			(122)
Net interest and dividend income		$14,470			$15,346			$16,846
Net interest rate spread(4)			1.66%			1.85%			2.27%
Net interest rate spread, on a tax-equivalent basis(5)			1.67%			1.86%			2.29%
Net interest margin(6)			2.42%			2.57%			2.81%
Net interest margin, on a tax-equivalent basis(7)			2.44%			2.59%			2.83%
Ratio of average interest-earning assets to average interest-bearing liabilities			137.20%			138.39%			140.52%

16

The following tables set forth the information relating to our average balances and net interest income for the six months ended June 30, 2024 and 2023 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Six Months Ended June 30,
	2024			2023
	Average Balance	Interest	Average Yield/ Cost(8)	Average Balance	Interest	Average Yield/ Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,019,420	$48,805	4.86%	$2,000,055	$44,018	4.44%
Securities(2)	357,171	4,255	2.40	378,421	4,243	2.26
Other investments	13,411	284	4.26	12,717	252	4.00
Short-term investments(3)	11,857	286	4.85	8,130	173	4.29
Total interest-earning assets	2,401,859	53,630	4.49	2,399,323	48,686	4.09
Total non-interest-earning assets	155,555			153,520
Total assets	$2,557,414			$2,552,843

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$133,504	488	0.74%	$141,662	511	0.73%
Savings accounts	185,907	90	0.10	213,863	101	0.10
Money market accounts	624,164	5,517	1.78	739,182	4,325	1.18
Time deposit accounts	638,970	13,533	4.26	465,184	5,235	2.27
Total interest-bearing deposits	1,582,545	19,628	2.49	1,559,891	10,172	1.32
Short-term borrowings and long-term debt	160,643	3,962	4.96	121,285	2,925	4.86
Total interest-bearing liabilities	1,743,188	23,590	2.72	1,681,176	13,097	1.57
Non-interest-bearing deposits	553,246			615,168
Other non-interest-bearing liabilities	25,672			23,572
Total non-interest-bearing liabilities	578,918			638,740

Total liabilities	2,322,106			2,319,916
Total equity	235,308			232,927
Total liabilities and equity	$2,557,414			$2,552,843
Less: Tax-equivalent adjustment (2)		(224)			(239)
Net interest and dividend income		$29,816			$35,350
Net interest rate spread (4)			1.75%			2.50%
Net interest rate spread, on a tax-equivalent basis (5)			1.77%			2.52%
Net interest margin (6)			2.50%			2.97%
Net interest margin, on a tax-equivalent basis (7)			2.52%			2.99%
Ratio of average interest-earning
assets to average interest-bearing liabilities			137.79%			142.72%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Annualized.

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Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
	(Dollars in thousands)

Loan interest (no tax adjustment)	$24,340	$24,241	$23,939	$23,451	$22,450
Tax-equivalent adjustment	114	110	113	117	122
Loan interest (tax-equivalent basis)	$24,454	$24,351	$24,052	$23,568	$22,572

Net interest income (no tax adjustment)	$14,470	$15,346	$16,176	$16,383	$16,846
Tax equivalent adjustment	114	110	113	117	122
Net interest income (tax-equivalent basis)	$14,584	$15,456	$16,289	$16,500	$16,968

Average interest-earning assets	$2,400,633	$2,403,086	$2,427,112	$2,402,987	$2,405,077
Net interest margin (no tax adjustment)	2.42%	2.57%	2.64%	2.70%	2.81%
Net interest margin, tax-equivalent	2.44%	2.59%	2.66%	2.72%	2.83%

Book Value per Share (GAAP)	$11.07	$10.90	$10.96	$10.53	$10.60
Non-GAAP adjustments:
Goodwill	(0.58)	(0.58)	(0.58)	(0.57)	(0.57)
Core deposit intangible	(0.08)	(0.07)	(0.08)	(0.09)	(0.09)
Tangible Book Value per Share (non-GAAP)	$10.41	$10.25	$10.30	$9.87	$9.94

18

	For the quarter ended
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
	(Dollars in thousands)

Efficiency Ratio:
Non-interest Expense (GAAP)	$14,314	$14,782	$14,785	$14,118	$14,551
Non-interest Expense for Adjusted Efficiency Ratio (non-GAAP)	$14,314	$14,782	$14,785	$14,118	$14,551

Net Interest Income (GAAP)	$14,470	$15,346	$16,176	$16,383	$16,846

Non-interest Income (GAAP)	$3,834	$2,674	$2,714	$3,612	$1,592
Non-GAAP adjustments:
Unrealized (gains) losses on marketable equity securities	(4)	(8)	1	—	—
Gain on non-marketable equity investments	(987)	—	—	(238)	—
Loss on disposal of premises and equipment	—	6	—	3	—
Gain on bank-owned life insurance death benefit	—	—	—	(778)	—
Loss on defined benefit plan termination	—	—	—	—	1,143
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$2,843	$2,672	$2,715	$2,599	$2,735
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$17,313	$18,018	$18,891	$18,982	$19,581

Efficiency Ratio (GAAP)	78.20%	82.03%	78.27%	70.61%	78.92%

Adjusted Efficiency Ratio (Non-interest Expense for Adjusted Efficiency Ratio (non-GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	82.68%	82.04%	78.26%	74.38%	74.31%

19

	For the six months ended
	6/30/2024	6/30/2023
	(Dollars in thousands)

Loan income (no tax adjustment)	$48,581	$43,779
Tax-equivalent adjustment	224	239
Loan income (tax-equivalent basis)	$48,805	$44,018

Net interest income (no tax adjustment)	$29,816	$35,350
Tax equivalent adjustment	224	239
Net interest income (tax-equivalent basis)	$30,040	$35,589

Average interest-earning assets	$2,401,859	$2,399,323
Net interest margin (no tax adjustment)	2.50%	2.97%
Net interest margin, tax-equivalent	2.52%	2.99%

Adjusted Efficiency Ratio:
Non-interest Expense (GAAP)	$29,096	$29,447
Non-interest Expense for Adjusted Efficiency Ratio (non-GAAP)	$29,096	$29,447

Net Interest Income (GAAP)	$29,816	$35,350

Non-interest Income (GAAP)	$6,508	$4,571
Non-GAAP adjustments:
Unrealized gains on marketable equity securities	(12)	—
Loss on disposal of premises and equipment, net	6	—
Gain on non-marketable equity investments	(987)	(352)
Loss on defined benefit plan curtailment	—	1,143
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$5,515	$5,362
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$35,331	$40,712

Efficiency Ratio (GAAP)	80.10%	73.76%

Adjusted Efficiency Ratio (Non-interest Expense for Adjusted Efficiency Ratio (non-GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	82.35%	72.33%

20